Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 26, 2026, relating to the financial statements of LB Pharmaceuticals Inc (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

New York, New York

March 26, 2026